Exhibit 5.1

August 8, 2019

The Directors

Nam Tai Property Inc.

Namtai Industrial Estate

No. 2 Namtai Road, Gushu Community,

Xixiang Township, Baoan District,

Shenzhen City, Guangdong Province,

People’s Republic of China

Dear Sirs,

Re: Nam Tai Property Inc, (the “Company”)- Registration Statement on Form F-3

A. PRELIMINARY

We are solicitors and barristers qualified to practice in the territory of the British Virgin Islands (the “Jurisdiction”) and to advise on the law of the Jurisdiction. This legal opinion is based on the laws of the Jurisdiction as at the date hereof only and accordingly we express no opinion based on any other law. We do not purport to be experts on and do not purport to be familiar with or qualified to express legal opinions herein based upon any law other than the laws of the Jurisdiction.

We have been asked to provide this legal opinion in connection with registration statement on Form F-3 (“the Registration Statement”), to be filed by the Company. The Registration Statement relates to the registration of the offering of an aggregate of 9,191,050 shares of common storck of the Company (the “Common Stock”) under the Securities and Exchange Act of 1933, as amended (the “Securities Act”), for resale by the shareholder as named in the Registration Statement (the “Shareholder”).

B. DOCUMENTS EXAMINED

For the purpose of rendering the opinion expressed herein, we have made such searches and inquiries and examinations of law as we have deemed necessary and have reviewed and examined copies of the following documents (hereinafter collectively referred to as “the Documents”):

(a)	The Registration Statement;

(b)

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands including the Memorandum and Articles of Association and Certificate of Incorporation of the Company;

(c)	The civil proceedings and commercial proceedings causes books maintained by the Registry of the High Court of Justice, British Virgin Islands available for public inspection on December 12 2018.

(d)	A copy of the Registered Agent’s Certificate of Incumbency of the Company;

(e)	A copy of a Certificate of Good Standing of the Company;

(f)	A copy of the Memorandum and Articles of Association of the Company;

(g)	A copy of the share Register of the Company;

(h)	Such other instrumenets, documents and records as I have deemed relevant and necessary for the purpose of rendering my opinion.

C. ASSUMPTIONS

We have assumed without independent investigation:

a.

the genuniess and authenticity of all signatures and seals and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

b.

that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft and where a number of drafts of a document has been examined by us that all changes thereto have been marked or otherwise drawn to our attention;

c.	the capacity, power, and authority of the Company to perform its obligations under the Prospectus;

d.	the due execution and filing by the Company of the Registration Statement with the Securities and Exchange Commission (“SEC”);

e.	the accuracy and completeness of all factual representations made in the documents reviewed by us and in particular the Registration Statement;

f.

that the execution and filing of the Registration Statement by the Company with the SEC and the exercise of its rights and the performance of its obligations thereunder will be in the best interests of the Company;

g.	that there are no vitiating factors of which we are unaware such as fraud, undue influence or duress, which might affect the opinions expressed in this letter;

h.	that no provisions of the laws of any jurisdictions outside the British Virgin Islands would be contravened by the execution and filing of the Registration Section;

i.	the accuracy and currency of the records and filing systems maintained at the public offices where we have searched on, inquired or have caused searches or inquiries to be conducted;

j.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

k.	the validity and binding effect under United States law, the implied law of the Registration Statement in accordance with its terms;

l.	that no matters arise under United States law will affect the views expressed in this Opinion

m.

that all necessary consents or approvals and all necessary registrations or other action by or with any regulatory authority or any other person or entity outside the British Virgin Islands have been or will be obtained, performed or taken in connection with the filing of the Registration Statement with the SEC.

D. OPINION

a.

The Company is a British Virgin Island Business Company duly incorporated on August 12, 1987 for an indefinite period as a private company limited by shares under the International Business Companies Act, 1984 of the Laws of the Virgin Islands and registered under the official number 3805.

b.

The Company is properly constituted and is in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands. It is a separate legal entity and possesses the capacity to sue and be sued in its own name.

c.	The Company is authorized to issue a maximum of 200,000,000 shares of a single class each with a par value of US$0.01 per share.

d.

No current notice of appointment of a Receiver over the Company or any of its assets appears on the records maintained in respect of the Company. We are not aware that any liquidation, dissolution or insolvency proceedings have been commenced against the Company or that a receiver has been appointed over the Company or any of its assets.

e.

The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

E. COMMON STOCK OF SHAREHOLDER

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholder is validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “LEGAL MATTERS”.

Yours Sincerely

/s/ Terrance B. Neale
Terrance B. Neale
Mc W. Todman & Co.

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